Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the use of our audit report dated March 2, 2007 on the consolidated balance sheets of Cascades Inc. as at December 31, 2006 and 2005, and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006 which is incorporated by reference in the Annual Report on Form 40-F of Cascades Inc. for the fiscal year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Montréal, Canada

March 2, 2007